Exhibit 99.1
National Interstate Corporation Reports 2013 Fourth Quarter and Full Year Results

•	Gross premiums written increased 14% for fourth quarter and 10% for the full year

•	Fourth quarter and full year net income per share within previously announced ranges

•	Fourth quarter combined ratio of 98.8% also within expected range

Richfield, Ohio, February 25, 2014 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2013 fourth quarter and full year that were within the ranges reported on January 30, 2014. Net income of $0.43 per share, diluted for the 2013 fourth quarter was comparable to the $0.42 reported for the same quarter last year and improved compared to the 2013 third quarter.

As previously reported, gross premiums written increased 14% for the 2013 fourth quarter and 10% for the 2013 full year compared to the same periods in 2012 reflecting growth in the Alternative Risk Transfer (ART) and Transportation components.

Earnings

The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
Net income from operations	$7,842	$6,199	$13,325	$30,252
After-tax net realized gains from investments	716	2,065	4,248	4,042
Net income	$8,558	$8,264	$17,573	$34,294

Net income from operations per share, diluted	$0.40	$0.31	$0.67	$1.54
After-tax net realized gains from investments per share, diluted	0.03	0.11	0.22	0.21
Net income per share, diluted	$0.43	$0.42	$0.89	$1.75
Net income for the fourth quarter of 2013 was relatively consistent as compared to the same period in 2012 attributable to loss and loss adjustment expenses (“LAE”) that remained elevated, offset by favorable underwriting expenses and improved net investment income.

Underwriting Results:

Dave Michelson, President and Chief Executive Officer, said, “We again had unfavorable development from prior year claims but the 2013 accident year is generating an underwriting profit. The rates we are charging continue to improve and underwriting actions are ongoing, including walking away from business where the rate levels required to write the business do not align with our profit objectives.”

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Losses and loss adjustment expense ratio	79.8%	76.4%	81.7%	74.4%
Underwriting expense ratio	19.0%	22.3%	20.7%	23.1%
Combined ratio	98.8%	98.7%	102.4%	97.5%

Claims: The Company experienced unfavorable development from prior year claims during the 2013 fourth quarter which contributed to an elevated loss and LAE ratio for the quarter. The 2013 full year loss and LAE ratio was adversely impacted by unfavorable development from prior year claims as well as uncharacteristically high claims severity. Three large claims, which occurred during the 2013 second quarter, represent a part of the severe claim activity in accident year 2013 and were related to long-term insureds with historically favorable loss histories. The unfavorable development, from several accident years, added approximately 5 percentage points to the 2013 fourth quarter and approximately 4 percentage points to 2013 full year combined ratios and was predominately in the commercial auto liability line of business with a portion related to business that is no longer in force. The Company continues to pay particular attention to the commercial auto liability line of business and is taking the necessary steps to restore its historically profitable underwriting results. Throughout 2013 the Company has improved pricing on renewed business which is evidenced by the high single and in some cases double digit rate increases that are occurring in most of the Company’s commercial products. Additionally, the Company has non-renewed or priced away over $65 million in unprofitable business and priced new business at levels required to achieve improved combined ratios. These actions, which have driven lower claim frequencies, are expected to counter the increased loss severity and weak pricing environment that have eroded margins in recent years.

Underwriting Expenses: The underwriting expense ratios for both the 2013 fourth quarter and full year were improved compared to historical run rates primarily due to expenses growing at a slower rate than earned premium. In addition, a portion of the Company’s compensation expense is variable and was lower than previous years as a result of the elevated 2013 full year loss and LAE ratio.

Investments:

Investment income continued to improve throughout the year as a result of increasing invested assets, an uptick in fixed income yields, and strong equity markets. Net investment income of $9.2 million for the 2013 fourth quarter was 14% higher than the 2012 fourth quarter, increasing the full year net investment income to $33.4 million. In addition, the Company achieved realized gains from investments in excess of $6 million for the second year in a row.

The Company maintains a high quality and diversified portfolio with over 96% of its fixed income portfolio rated NAIC 1 or 2 and an effective duration of 4.5 years. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	December 31, 2013
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$94,357	$2,997
Foreign government	3,553	24
State and local government	356,803	4,937
Mortgage-backed securities	237,188	6,309
Corporate obligations	192,450	5,551
Other debt obligations	45,116	(332)
Preferred redeemable securities	4,112	(56)
Total fixed maturities	$933,579	$19,430
Equity securities	$65,770	$10,233
Total fixed maturities and equity securities	$999,349	$29,663

Gross Premiums Written

Mr. Michelson commented, “Our top line continues to perform well. For the entire year we grew while at the same time shedding unprofitable business. Writing business at appropriate rates and several newer product initiatives are favorably impacting our gross premiums written.”

The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$101,562	56.7%	$91,925	58.6%
Transportation	62,630	34.9%	48,136	30.7%
Specialty Personal Lines	8,218	4.6%	11,353	7.2%
Hawaii and Alaska	4,176	2.3%	3,419	2.2%
Other	2,692	1.5%	2,008	1.3%
Gross premiums written	$179,278	100.0%	$156,841	100.0%

	Year Ended December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$326,305	51.7%	$316,114	55.2%
Transportation	228,139	36.1%	180,786	31.5%
Specialty Personal Lines	47,715	7.5%	51,026	8.9%
Hawaii and Alaska	20,096	3.2%	18,383	3.2%
Other	9,738	1.5%	7,161	1.2%
Gross premiums written	$631,993	100.0%	$573,470	100.0%

The Company has experienced top line growth throughout 2013 resulting in full year gross premiums written of $632 million which is an increase of 10% compared to last year. The ART, Transportation and Hawaii and Alaska components had growth for the 2013 full year while specialty personal lines was down as planned compared to 2012. During the third quarter of this year, the Company made the decision to discontinue its commercial vehicle product, which is included in the Specialty Personal Lines component, due to unacceptable historical underwriting results. Commercial vehicle gross premiums written were approximately $1 million and $10 million for the 2013 fourth quarter and full year, respectively.

Gross premiums written for the ART component grew 10% for the 2013 fourth quarter, bringing the 2013 annual growth to 3%. The ART component has experienced growth throughout the year from continued high customer retention in the group programs, increased exposures, improved rate levels, and the addition of new customers, particularly national accounts. However, this growth has been partially offset by business that was not renewed in 2013 primarily for underwriting reasons including approximately $12 million that was written in the 2012 fourth quarter.

The Transportation component experienced significant growth both for the fourth quarter and full year. The Company has improved the rate adequacy for this component which has contributed to the growth. The majority of the 2013 fourth quarter and full year growth was attributable to new products or product extensions that were introduced throughout the year. Those products include waste operations, energy distributors, tow truck operators and excess liability coverages which are all trucking products, as well as home delivery which is an extension of our moving and storage insurance offerings.

Summary Comments

“Our net income for the fourth quarter improved compared to the third quarter of this year. Our top line and investment results for 2013 were strong, and we have taken significant steps to improve our underwriting results,” stated Mr. Michelson. “We remain focused on business disciplines to restore our historically strong performance.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2013 fourth quarter and full year results on Wednesday, February 26, 2014 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on its website.

Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
Celebrating 25 Years
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating Data:
Gross premiums written	$179,278	$156,841	$631,993	$573,470

Net premiums written	$156,076	$137,528	$537,604	$492,215

Premiums earned	$137,189	$121,975	$525,710	$458,049
Net investment income	9,187	8,078	33,377	34,927
Net realized gains on investments (*)	1,103	3,177	6,536	6,219
Other	744	804	3,303	3,278
Total revenues	148,223	134,034	568,926	502,473
Losses and loss adjustment expenses	109,458	93,142	429,556	341,008
Commissions and other underwriting expenses	22,346	23,213	92,193	89,917
Other operating and general expenses	4,482	4,787	19,722	19,151
Expense on amounts withheld	1,509	994	5,057	3,953
Interest expense	220	357	706	615
Total expenses	138,015	122,493	547,234	454,644
Income before income taxes	10,208	11,541	21,692	47,829
Provision for income taxes	1,650	3,277	4,119	13,535
Net income	$8,558	$8,264	$17,573	$34,294

Per Share Data:
Net income per common share, basic	$0.44	$0.42	$0.89	$1.76
Net income per common share, assuming dilution	$0.43	$0.42	$0.89	$1.75

Weighted number of common shares outstanding, basic	19,660	19,524	19,645	19,446
Weighted number of common shares outstanding, diluted	19,753	19,653	19,768	19,579

Cash dividend per common share	$0.11	$2.10	$0.44	$2.40

(*) Consists of the following:
Realized gains before impairment losses	$1,103	$3,673	$6,691	$7,129

Total losses on securities with impairment charges	-	(472)	(155)	(886)
Non-credit portion recognized in other comprehensive income	-	(24)	-	(24)
Net impairment charges recognized in earnings	-	(496)	(155)	(910)
Net realized gains on investments	$1,103	$3,177	$6,536	$6,219

GAAP Ratios:
Losses and loss adjustment expense ratio	79.8%	76.4%	81.7%	74.4%
Underwriting expense ratio	19.0%	22.3%	20.7%	23.1%
Combined ratio	98.8%	98.7%	102.4%	97.5%
Return on equity (a)			5.0%	9.8%
Average shareholders’ equity			$353,115	$351,422

			At December 31,	At December 31,
			2013	2012
Balance Sheet Data (GAAP):
Cash and invested assets			$1,075,428	$1,054,792
Reinsurance recoverable			169,210	174,345
Intangible assets			8,073	8,355
Total assets			1,623,827	1,570,224
Unpaid losses and loss adjustment expenses			803,782	775,305

Long-term debt	12,000	12,000
Total shareholders’ equity	$352,284	$353,948
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$339,655	$325,354
Book value per common share, basic (at period end)	$17.92	$18.07
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.28	$16.61
Common shares outstanding at period end (b)	19,661	19,591

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At December 31, 2013 and December 31, 2012 there were 60,534 and 60,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.